Form 10-K, Exhibit 13
period 1995-12-31
AMERICAN INCOME 6 LTD PARTNERSHIP
filed 1996-04-01
CIK 780396


                                                            -1-
                      AMERICAN INCOME 6 LIMITED PARTNERSHIP

                     INDEX TO ANNUAL REPORT TO THE PARTNERS



                                                                                                                      Page

SELECTED FINANCIAL DATA                                                                                                  2


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                                                                    3-5


FINANCIAL STATEMENTS:

Report of Independent Auditors                                                                                           6

Statement of Financial Position
at December 31, 1995 and 1994                                                                                            7

Statement of Operations
for the years ended December 31, 1995, 1994 and 1993                                                                      8

Statement of Changes in Partners' Capital
for the years ended December 31, 1995, 1994 and 1993                                                                     9

Statement of Cash Flows
for the years ended December 31, 1995, 1994 and 1993                                                                    10

Notes to the Financial Statements                                                                                    11-18


ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                                                                  19

Statement of Cash and Distributable
Cash From Operations, Sales and Refinancings                                                                            20

Schedule of Costs Reimbursed to the
General Partner and its Affiliates as
Required by Section 9.4 of the Amended
and Restated Agreement and Certificate
of Limited Partnership                                                                                                  21



                             SELECTED FINANCIAL DATA


        The  following  data  should be read in  conjunction  with  Management's
Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

        For each of the five years in the period ended December 31, 1995:

         Summary of
         Operations                   1995               1994               1993                1992               1991

Lease revenue                    $   1,254,620      $   1,522,008       $   1,699,684      $   1,948,635      $   2,839,832

Net income (loss)                $     167,586      $     344,772       $     530,132      $    (232,650)     $      11,294

Per Unit:
     Net income (loss)           $        2.74      $        5.64       $        8.67      $       (3.81)     $        0.18

     Cash distributions          $       13.13      $      17.50        $       20.00      $       27.50      $       26.25



          Financial
          Position

Total assets                     $   2,748,031      $   3,856,006       $   5,454,729      $   6,533,023      $   9,229,068

Total long-term
     obligations                 $      66,261      $     498,457       $   1,436,974      $   1,705,135      $   2,342,942

Partners' capital                $   2,256,473      $   2,891,223       $   3,616,231      $   4,308,704      $   6,222,436


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1995 compared to the year
          ended December 31, 1994 and the year ended December 31, 1994 compared to the year ended December 31, 1993

Overview

        As an equipment leasing partnership, American Income 6 Limited Partnership (the "Partnership") was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Partnership was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Partnership's portfolio progresses through various stages. Initially, all equipment generates rental revenues under primary term lease agreements. During the life of the Partnership, these agreements expire on an intermittent basis and equipment held pursuant to the related leases are renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by American Finance Group ("AFG") to obtain the most advantageous economic benefit. Over time, a greater portion of the Partnership's original equipment portfolio becomes available for remarketing and cash generated from operations and from sales or refinancings begins to fluctuate. Ultimately, all equipment will be sold and the Partnership will be dissolved. In accordance with the Partnership's stated investment objectives and policies, the General Partner is considering the winding-up of the Partnership's operations, including the liquidation of its entire portfolio. The Partnership's operations commenced in 1986.

Results of Operations

        For the year ended December 31, 1995, the Partnership recognized lease revenue of $1,254,620 compared to $1,522,008 and $1,699,684 for the years ended December 31, 1994 and 1993, respectively. The decrease in lease revenue between 1993 and 1995 was expected and resulted principally from primary and renewal lease term expirations and the sale of equipment. The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

        The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by AFG or an affiliated equipment leasing program sponsored by AFG. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

        In 1995, the Partnership sold equipment which had been fully depreciated to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $29,196 compared to a net gain in 1994 of $4,572 on equipment having a net book value of $147,267, and a net gain in 1993 of $167,492 on equipment having a net book value of $68,466.

        It cannot be determined whether future sales of equipment will result in a net gain or a net loss to the Partnership, as such transactions will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation associated with the equipment being sold.

        The ultimate realization of residual value for any type of equipment is dependent upon many factors, including AFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. AFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

        The total economic value realized upon final disposition of each asset is comprised of all primary lease term revenues generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Partnership classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Partnership achieved from leasing the equipment.

        Depreciation expense was $977,717, $994,884 and $1,088,489 for the years ended December 31, 1995, 1994 and 1993, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and
(ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life (See Note 2 to the financial statements herein).

        Interest expense was $23,910 or 1.9% of lease revenue in 1995, $77,424 or 5.1% of lease revenue in 1994 and $107,797 or 6.3% of lease revenue in 1993. In the future, interest expense will be minimal due to the scheduled maturity of the Partnership's debt obligation in 1996.

        Management fees were 5% of lease revenue in each of the years ended December 31, 1995, 1994 and 1993 and will not change as a percentage of lease revenue in future years.

        Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. Collectively, operating expenses represented 5.4%, 3.9% and 4.3% of lease revenue in 1995, 1994 and 1993, respectively. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

Liquidity and Capital Resources and Discussion of Cash Flows

        The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $1,055,003, $1,557,450 and $1,369,458 in 1995, 1994 and 1993, respectively. Future renewal, re-lease and equipment sale activities will cause a gradual decline in the Partnership's lease revenues and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Partnership experiences a higher frequency of remarketing events.

        During 1995, the Partnership and other affiliated partnerships, executed a renegotiated and extended lease agreement in connection with two DC-10-40 aircraft leased by Northwest Airlines, Inc. ("Northwest'). Pursuant to the agreement, Northwest will continue to lease these aircraft until September 3, 2000. The Partnership, which owns a 17.2% interest in these aircraft, will receive $516,000 each year through December 31, 1999 and $387,000 during the year ending December 31, 2000. Additionally, the lease agreement in connection with a SAAB SF340A aircraft, in which the Partnership has a 21.7% ownership interest, is scheduled to expire in June 1996. The Partnership's proportionate interest in the aircraft had a cost and net book value of $1,703,602 and $327,415, respectively, at December 31, 1995. The General Partner is actively pursuing the remarketing of this aircraft.

        Ultimately, the Partnership will dispose of all assets under lease. This will occur principally through sale transactions whereby each asset will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each asset's primary or renewal/re-lease term. In certain instances, casualty or early termination events may result in the disposal of an asset. Such circumstances are infrequent and usually result in the collection of stipulated cash settlements pursuant to terms and conditions contained in the underlying lease agreements.

        Cash realized from asset disposal transactions is reported under investing activities on the accompanying Statement of Cash Flows. During 1995, the Partnership realized $29,196 in equipment sale proceeds compared to $151,839 and $235,958 in 1994 and 1993, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

        The Partnership obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $275,724 in 1993 resulted from leveraging a portion of the Partnership's equipment portfolio with third-party lenders. No leveraging of equipment occurred in 1995 or 1994.

        Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. The amount of cash used to repay debt in 1994 increased in contrast to the prior year as a result of leveraging obtained in 1993. The Partnership's notes payable will be fully amortized by noncancellable rents in 1996.

        Cash distributions to the General and Limited Partners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1995, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $802,336. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended"), the Limited Partners were allocated 99% of these distributions, or $794,313, and the General Partner was allocated 1%, or $8,023. The fourth quarter 1995 cash distribution was paid on January 22, 1996.

        Cash distributions paid to the Limited Partners consist of both a return of and a return on capital. To the extent that cash distributions consist of Cash From Sales or Refinancings, substantially all of such cash distributions should be viewed as a return of capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Partnership and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each asset at its disposal date. Future market conditions, technological changes, the ability of AFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Partnership's equipment portfolio.

        The future liquidity of the Partnership will be influenced by the foregoing and will be greatly dependent upon the collection of contractual rents and the outcome of residual activities. The General Partner anticipates that cash proceeds resulting from these sources will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment and upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of quarterly cash distributions will occur during the life of the Partnership.

                         REPORT OF INDEPENDENT AUDITORS



To the Partners of American Income 6 Limited Partnership:

        We have audited the accompanying statements of financial position of American Income 6 Limited Partnership as of December 31, 1995 and 1994 and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income 6 Limited Partnership at December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

        Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to Annual Report to the Partners is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.






                                                              ERNST & YOUNG LLP






Boston, Massachusetts
March 12, 1996

                 The accompanying notes are an integral part of

                           these financial statements.

                                                           -10-
                      AMERICAN INCOME 6 LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1995 and 1994


                                                                           1995                               1994
ASSETS

Cash and cash equivalents                                                  $     211,897                      $     476,848

Rents receivable, net of allowance for
     doubtful accounts of $21,000                                                 15,724                                935

Accounts receivable - affiliate                                                  198,811                             78,907

Equipment at cost, net of accumulated
     depreciation of $9,855,443 and $9,167,539
     at December 31, 1995 and 1994, respectively                               2,321,599                          3,299,316

         Total assets                                                       $  2,748,031                       $  3,856,006


LIABILITIES AND PARTNERS' CAPITAL

Notes payable $                                                            66,261      $                      498,457
Accrued interest                                                                     770                              1,428
Accrued liabilities                                                               20,000                             15,500
Accrued liabilities - affiliate                                                    3,115                              4,835
Deferred rental income                                                           248,585                            177,118
Cash distributions payable to partners                                           152,827                            267,445

         Total liabilities                                                       491,558                            964,783

Partners' capital (deficit):
     General Partner                                                            (110,071)                          (103,724)
     Limited Partnership Interests
     (60,519 Units; initial purchase
     price of $250 each)                                                       2,366,544                          2,994,947

         Total partners' capital                                               2,256,473                          2,891,223

         Total liabilities and partners' capital                            $  2,748,031                       $  3,856,006



                      AMERICAN INCOME 6 LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1995, 1994 and 1993


                                                              1995                      1994                       1993

Income:

     Lease revenue                                        $   1,254,620             $   1,522,008             $   1,699,684

     Interest income                                             16,172                    26,296                    16,533

     Gain on sale of equipment                                   29,196                     4,572                   167,492

              Total income                                    1,299,988                 1,552,876                 1,883,709

Expenses:

     Depreciation                                               977,717                   994,884                 1,088,489

     Interest expense                                            23,910                    76,210                   107,797

     Interest expense - affiliate                                    --                     1,214                        --

     Equipment management fees - affiliate                       62,731                    76,100                    84,984

     Operating expenses - affiliate                              68,044                    59,696                    72,307

              Total expenses                                  1,132,402                 1,208,104                 1,353,577


Net income                                                $     167,586             $     344,772             $     530,132


Net income
     per limited partnership unit                      $           2.74          $           5.64          $           8.67

Cash distributions declared
     per limited partnership unit                       $         13.13           $         17.50           $         20.00





                      AMERICAN INCOME 6 LIMITED PARTNERSHIP

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1995, 1994 and 1993

                                                General
                                                Partner                     Limited Partners
                                                Amount                 Units                Amount                 Total

Balance at December 31, 1992                $      (89,549)               60,519        $   4,398,253         $   4,308,704

Net income - 1993                                    5,302                    --              524,830               530,132

Cash distributions declared                        (12,227)                   --           (1,210,378)           (1,222,605)

Balance at December 31, 1993                       (96,474)               60,519            3,712,705             3,616,231

Net income - 1994                                    3,448                    --              341,324               344,772

Cash distributions declared                        (10,698)                   --           (1,059,082)           (1,069,780)

Balance at December 31, 1994                      (103,724)               60,519            2,994,947             2,891,223

Net income - 1995                                    1,676                    --              165,910               167,586

Cash distributions declared                         (8,023)                   --             (794,313)             (802,336)

Balance at December 31, 1995                 $    (110,071)               60,519         $  2,366,544          $  2,256,473





                      AMERICAN INCOME 6 LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1995, 1994 and 1993


                                                              1995                      1994                       1993

Cash flows from (used in) operating activities:
Net income                                                $     167,586             $     344,772             $     530,132

Adjustments to reconcile net income to net cash from operating activities:
         Depreciation                                           977,717                   994,884                 1,088,489
         Gain on sale of equipment                              (29,196)                   (4,572)                 (167,492)
         Decrease in allowance for doubtful accounts                 --                        --                   (32,000)

Changes in assets and liabilities Decrease (increase) in:
         rents receivable                                       (14,789)                   67,605                    15,868
         accounts receivable - affiliate                       (119,904)                   89,959                  (100,705)
     Increase (decrease) in:
         accrued interest                                          (658)                  (38,151)                  (12,349)
         accrued liabilities                                      4,500                     1,500                    (8,500)
         accrued liabilities - affiliate                         (1,720)                   (1,516)                  (18,134)
         deferred rental income                                  71,467                   102,969                    74,149

              Net cash from operating activities              1,055,003                 1,557,450                 1,369,458

Cash flows from investing activities:
     Proceeds from equipment sales                               29,196                   151,839                   235,958

              Net cash from investing activities                 29,196                   151,839                   235,958

Cash flows from (used in) financing activities:
     Proceeds from notes payable                                     --                        --                   275,724
     Principal payments - notes payable                        (432,196)                 (938,517)                 (543,885)
     Distributions paid                                        (916,954)               (1,069,780)               (1,375,431)

              Net cash used in financing activities          (1,349,150)               (2,008,297)               (1,643,592)

Net decrease in cash and cash equivalents                      (264,951)                 (299,008)                  (38,176)

Cash and cash equivalents at beginning of year                  476,848                   775,856                   814,032

Cash and cash equivalents at end of year                  $     211,897             $     476,848             $     775,856


Supplemental disclosure of cash flow information:
     Cash paid during the year for interest              $       24,568             $     115,575             $     120,146


                      AMERICAN INCOME 6 LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                December 31, 1995



NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

         The Partnership was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on June 25, 1986, for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 each from the General Partner (AFG Leasing Associates
II) and the Initial Limited Partner (John L. Lee). The General Partner of the Partnership is wholly owned by American Finance Group ("AFG"), a Massachusetts partnership and its Affiliates. On September 30, 1986, the Partnership issued 60,519 limited partnership units (the "Units") to 1,188 Limited Partners, including four Units purchased by the Initial Limited Partner. Initially, the General Partner had the following five general partners: AFG Leasing Incorporated, a Massachusetts corporation, Kestutis J. Makaitis, Daniel J. Roggemann, Martin F. Laughlin and Geoffrey A. MacDonald. Messrs. Makaitis, Roggemann and Laughlin subsequently elected to withdraw as Individual General Partners. The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(c) of the Amended and Restated Agreement and Certificate of Limited Partnership
(the "Restated Agreement, as amended"). In accordance with the terms of the Restated Agreement, as amended, AFG purchased 1,513 Units ($378,250) in the Partnership, representing 2.5% of the total capital contributions received by the Partnership. In 1995, AFG tendered all of its Units to Atlantic Acquisition Limited Partnership (see Note 4 herein.).

         AFG is a successor to the business of American Finance Group, Inc., a Massachusetts corporation engaged since its inception in 1980 in various aspects of the equipment leasing business. In 1990, certain members of AFG's management, principally Geoffrey A. MacDonald, Chief Executive Officer and co-founder of AFG, established AFG Holdings (Massachusetts) Limited Partnership ("Holdings Massachusetts") to acquire ownership and control of AFG. Holdings Massachusetts effected this event by acquiring all of the equity interests of AFG's two partners, AFG Holdings Illinois Limited Partnership ("Holdings Illinois") and AFG Corporation. Holdings Massachusetts incurred significant indebtedness to finance this acquisition, a significant portion of which was scheduled to mature in 1995.

         On December 16, 1994, the senior lender to Holdings Massachusetts (the "Senior Lender") assumed control of its security interests in Holdings Illinois and AFG Corporation and sold all such interests to GDE Acquisitions Limited Partnership, a Massachusetts limited partnership owned and controlled entirely by Gary D. Engle, President and member of the Executive Committee of AFG. As a result of this transaction, GDE Acquisitions Limited Partnership acquired all of the assets, rights and obligations of AFG from the Senior Lender and assumed control of AFG. Geoffrey A. MacDonald remains as Chief Executive Officer of AFG and member of its Executive Committee.

        Significant operations commenced September 30, 1986 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 99% to the Limited Partners and 1% to the General Partner until Payout and 85% to the Limited Partners and 15% to the General Partner after Payout. Payout will occur when the Limited Partners have received distributions equal to their original investment plus a cumulative annual return of 10% (compounded daily) on undistributed invested capital.

        Under the terms of a Management Agreement between the Partnership and AFG, management services are provided by AFG to the Partnership at fees which the General Partner believes to be competitive for similar services. (Also see
Note 4.)

                      AMERICAN INCOME 6 LIMITED PARTNERSHIP

                        Notes to the Financial Statements

                                   (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

        The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. The reverse repurchase agreements are secured by U.S. Treasury Bills or interests in U.S. Government securities.

Revenue Recognition

        Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $3,582,551 are due as follows:


        For the year ending December 31,       1996             $     805,259
                                               1997                   756,655
                                               1998                   756,655
                                               1999                   756,655
                                               2000                   507,327

                                              Total              $  3,582,551


        Future minimum rents include lease revenue to be generated from a renegotiated and extended renewal lease agreement with Northwest Airlines, Inc. The renewal agreement will generate annual rental income to the Partnership of approximately $516,000 each year through December 31, 1999, and $387,000 during the year ended December 31, 2000.

         Revenue from major  individual  lessees which  accounted for 10% or more of lease revenue  during each of the past three years is as follows:

                                                              1995                      1994                       1993

Northwest Airlines, Inc.                                  $     763,508             $     887,520             $     845,724
United Technologies Corporation                           $     366,381             $     451,173             $     454,963


        During 1995, the renewal lease agreement with United Technologies Corporation ("United Technologies"), scheduled to expire on December 15, 1996, was renogotiated to extend the renewal period through December 15, 2000. United Technologies leases two flight simulators which are owned in a trust between the Partnership and other affiliated partnerships. The Partnership owns approximately 30% of these assets at an original cost of approximately
$4,923,000. Rents due under the renegotiated lease are $795,500 per year beginning December 16, 1995. The Partnership's pro-rata share of these rents is $240,655 per year. At the end of the renewal period, the lessee has the option to purchase the equipment for $345,900, with the Partnership's share of these proceeds being $104,642.
        During 1993, the General Partner lowered the aggregate amount reserved against potentially uncollectable rents to $21,000. This resulted in an increase in lease revenue of $32,000 in 1993. The reserve was reviewed and considered adequate as of December 31, 1994 and 1995. It cannot be determined whether the Partnership will recover any past due rents in the future; however, the General Partner will pursue the collection of all such items.

Use of Estimates

        The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease

        All equipment was acquired from AFG, one of its affiliates, including other equipment leasing programs sponsored by AFG, or from third-party sellers. Equipment cost represents asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price is affected by the relationship of the seller to the Partnership as summarized herein. Where the seller of the equipment was AFG or an affiliate, asset base price was the lower of (i) the actual price paid for the equipment by AFG or the affiliate plus all actual costs accrued by AFG or the affiliate while carrying the equipment less the amount of all rents earned by AFG or the affiliate prior to selling the equipment or (ii) fair market value as determined by the General Partner in its best judgment, including all liens and encumbrances on the equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, asset base price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the General Partner. Where the seller of the equipment was a third party who also manufactured the equipment, asset base price was the manufacturer's invoice price, which price was considered to be representative of fair market value.

Depreciation

        The Partnership's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between
(i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the General Partner evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value.

        The ultimate realization of residual value for any type of equipment is dependent upon many factors, including AFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. AFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

Accrued Liabilities - Affiliate

        Unpaid operating expenses paid by AFG on behalf of the Partnership are reported as Accrued Liabilities Affiliate. (See Note 4.)

Allocation of Profits and Losses

        For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (99% to the Limited Partners and 1% to the General Partner). See Note 6 concerning allocation of income or loss for income tax purposes.

Net Income and Cash Distributions Per Unit

        Net income and cash distributions per Unit are based on 60,519 Units outstanding during each of the three years in the period ended December 31, 1995 and computed after allocation of the General Partner's 1% share of net income and cash distributions.

Provision for Income Taxes

        No   provision   or  benefit  from  income  taxes  is  included  in  the
accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards

        In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the impact of adoption to be material to the financial statements of the Partnership.


NOTE 3 - EQUIPMENT

        The  following is a summary of  equipment  owned by the  Partnership  at
December 31, 1995. In the opinion of AFG, the acquisition  cost of the equipment did not exceed its fair market value.
                                               Lease Term            Equipment
          Equipment Type                        (Months)              at Cost                           Location
Aircraft                                             36-60        $    7,147,830        MN/OH
Flight simulators                                      108             4,923,250        CT
Materials handling                                   12-60                61,629        CT
Tractors & heavy duty trucks                         24-60                44,333        SC

                                      Total equipment cost            12,177,042

                                  Accumulated depreciation            (9,855,443)

                Equipment, net of accumulated depreciation        $   2,321,599

        In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by AFG or an affiliated equipment leasing program sponsored by AFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1995, the Partnership's equipment portfolio included equipment having a proportionate original cost of $12,071,000, representing approximately 99% of total equipment cost.

        Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $1,704,000 and a net book value of approximately $327,000 at December 31, 1995. (See Note 5.)

        Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

        As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, AFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 1995, the Partnership was not holding any equipment not subject to a lease and no equipment was held for sale or re-lease.


NOTE 4 - RELATED PARTY TRANSACTIONS

        All operating  expenses  incurred by the  Partnership are paid by AFG on behalf of the  Partnership  and AFG is  reimbursed  at its actual  cost for such expenditures.  Fees and other costs  incurred  during each of the three years in the  period  ended  December  31,  1995,  which  were  paid  or  accrued  by the
Partnership to AFG or its Affiliates, are as follows:
                                                              1995                      1994                       1993

Equipment management fees                                 $      62,731             $      76,100             $      84,984
Interest expense - affiliate                                         --                     1,214                        --
Administrative charges                                           13,380                    12,000                    14,955
Reimbursable operating expenses
     due to third parties                                        54,664                    47,696                    57,352

                                         Total            $     130,775             $     137,010             $     157,291


        As provided under the terms of the Management Agreement, AFG is compensated for its services to the Partnership. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, AFG is compensated by an amount equal to 4.75% of Equipment Base Price paid by the Partnership. For management services, AFG is compensated by an amount equal to the lesser of (i) 5% of gross lease rental revenues earned by the Partnership or (ii) fees which the General Partner reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Management Agreement. Compensation to AFG for services connected to the sale of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Management Agreement.

        Interest expense - affiliate represents interest incurred on legal costs in connection with a state sales tax dispute involving certain equipment owned by the Partnership and other affiliated investment programs sponsored by AFG. Legal costs incurred by AFG to resolve this matter and the interest thereon was allocated to the Partnership and other affected investment programs. Administrative charges represent amounts owed to AFG, pursuant to Section 9.4 of the Restated Agreement, as amended, for persons employed by AFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by AFG on behalf of the Partnership which are reimbursed to AFG.

        All equipment was acquired from AFG, one of its affiliates, including other equipment leasing programs sponsored by AFG, or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2.

        All rents and proceeds from the sale of equipment are paid directly to either AFG or to a lender. AFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1995, the Partnership was owed $198,811 by AFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1996.

        On August 18, 1995, Atlantic Acquisition Limited Partnership ("AALP"), a newly formed Massachusetts limited partnership owned and controlled by certain principals of AFG, commenced a voluntary cash Tender Offer (the "Offer") for up to approximately 45% of the outstanding units of limited partner interest in this Partnership and 20 affiliated partnerships sponsored and managed by AFG. The Offer was subsequently amended and supplemented in order to provide additional disclosure to unitholders; increase the offer price; reduce the number of units sought to approximately 35% of the outstanding units; and extend the expiration date of the Offer to October 20, 1995. Following commencement of the Offer, certain legal actions were initiated by interested persons against AALP, each of the general partners (4 in total) of the 21 affected programs, and various other affiliates and related parties. One action, a class action brought in the United States District Court for the District of Massachusetts (the "Court") on behalf of the unitholders (limited partners), sought to enjoin the Offer and obtain unspecified monetary damages. A settlement of this litigation was approved by the Court on November 15, 1995. A second class action, brought in the Superior Court of the Commonwealth of Massachusetts (the "Superior Court") seeking to enjoin the Offer, obtain unspecified monetary damages, and intervene in the first class action, was dismissed by the Superior Court. The Plaintiffs have filed an appeal in this matter. The limited partners of the Partnership tendered approximately 7,791 units or 12.87% of the total outstanding units of the Partnership to AALP. The operations of the Partnership are not expected to be adversely affected by these proceedings or settlements.


NOTE 5 - NOTES PAYABLE

        Notes payable at December 31, 1995 consisted of an installment note of $66,261 payable to a bank. The installment note is non-recourse, with an interest rate of 6.35% and is collateralized by the equipment and assignment of the related lease payments. The installment note will be fully amortized by noncancellable rents during the year ending December 31, 1996.

NOTE 6 - INCOME TAXES

        The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

        For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (99% to the Limited Partners and 1% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss in accordance with such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to the lesser of (a) any negative balance which may exist in the General Partner's tax capital account or (b) the excess of 1.01% of the total Capital Contributions contributed by the Limited Partners over the Capital Contributions previously contributed by the General Partner. At December 31, 1995, the General Partner had a positive tax capital account balance.

        The  following  is a  reconciliation  between  net income  reported  for financial  statement  and federal  income tax  reporting  purposes for the years ended December 31, 1995, 1994 and 1993:
                                                              1995                      1994                       1993
Net income                                                $     167,586             $     344,772             $     530,132

     Financial statement depreciation
         in excess of tax depreciation                          977,717                   990,682                 1,065,730
     Prepaid rental income                                       71,467                   102,969                    74,149
     Other                                                           --                   130,459                    89,414

Net income for federal income
     tax reporting purposes                                $  1,216,770              $  1,568,882              $  1,759,425

        The principal component of "Other" consists of the difference between the tax gain on equipment disposals and the financial statement gain on disposals.

        The following is a reconciliation between partners' capital reported for financial  statement  and federal  income tax  reporting  purposes for the years ended December 31, 1995 and 1994:
                                                                                1995                               1994

Partners' capital                                                          $   2,256,473                      $   2,891,223

Add back selling commissions and
     organization and offering costs                                           1,767,062                          1,767,062

Financial statement distributions
     in excess of tax distributions                                                1,528                              2,674

Cumulative difference between federal income
     tax and financial statement income (loss)                                (2,052,094)                        (3,101,278)

Partners' capital for federal income
     tax reporting purposes                                                 $  1,972,969                       $  1,559,681
        Financial statement  distributions in excess of tax distributions and cumulative  difference between federal income tax and financial statement income (loss) represent timing differences.


NOTE 7 - SUBSEQUENT EVENT

         On January 1, 1995, AFG entered into a series of agreements with PLM International, Inc., a Delaware corporation headquartered in San Francisco, California ("PLM"), whereby PLM would: (i) purchase, in a multi-step transaction, certain of AFG's assets and (ii) provide accounting, asset management and investor services to AFG and certain of AFG's affiliates, including the Partnership and all other equipment leasing programs managed by AFG (the "Investment Programs").

         On January 3, 1996, AFG and PLM executed an amendment to the 1995 agreements whereby PLM purchased: (i) AFG's lease origination business and associated contracts, (ii) the rights to the name "American Finance Group" and associated logo, and (iii) certain furniture, fixtures and computer software. PLM hired AFG's marketing force and certain other support personnel effective January 1, 1996 in connection with the transaction and relinquished its responsibilities under the 1995 agreements to provide accounting, asset management and investor services to AFG, its affiliates and the Investment Programs after December 31, 1995. Accordingly, AFG and its affiliates retain ownership and control and all authority and rights with respect to each of the general partners or managing trustees of the Investment Programs; and AFG, as Manager, will continue to provide accounting, asset management and investor services to the Partnership.

         Pursuant to the 1996 amendment to the 1995 agreements, AFG and certain of its affiliates agreed not to compete with the lease origination business sold to PLM for a period of five years. AFG reserved the right to satisfy all equipment needs of the Partnership and all other Investment Programs and reserved certain other rights not material to the Partnership. AFG also agreed to change its name, except where it is used in connection with the Investment Programs. AFG's management considers the amendment to the 1995 agreements to be in the best interest of AFG and the Partnership.

                                                           -19-
                      AMERICAN INCOME 6 LIMITED PARTNERSHIP

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                             OF EQUIPMENT DISPOSED

              for the years ended December 31, 1995, 1994 and 1993



        The Partnership classifies all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment may be sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenues, represent the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition, may not reflect the aggregate residual proceeds realized by the Partnership for such equipment.

        The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1995, 1994 and 1993.

                                                              1995                      1994                       1993

Rents earned prior to disposal
     of equipment, net of interest charges                $     306,853             $     630,040             $   2,177,122

Sale proceeds realized upon disposition
     of equipment                                                29,196                   151,839                   235,958

Total cash generated from rents and
     equipment sale proceeds                                    336,049                   781,879                 2,413,080

Original acquisition cost of
     equipment disposed                                         289,813                   472,374                 1,818,066

Excess of total cash generated to
     cost of equipment disposed                          $       46,236             $     309,505             $     595,014




                      AMERICAN INCOME 6 LIMITED PARTNERSHIP

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1995


                                                                                     Sales and
                                                          Operations               Refinancings                   Total

Net income                                             $        138,390           $        29,196           $       167,586

Add back:
     Depreciation                                               977,717                        --                   977,717
     Management fees                                             62,731                        --                    62,731

Less:
     Principal reduction of notes payable                      (432,196)                       --                  (432,196)

     Cash from operations, sales
         and refinancings                                       746,642                    29,196                   775,838

Less:
     Management fees                                            (62,731)                       --                   (62,731)

     Distributable cash from operations, sales
         and refinancings                                       683,911                    29,196                   713,107

Other sources and uses of cash:
     Cash at beginning of year                                  476,848                        --                   476,848
     Net change in receivables and accruals                     (61,104)                       --                   (61,104)

Less:
     Cash distributions paid                                   (887,758)                  (29,196)                 (916,954)

Cash at end of year                                    $        211,897    $                   --          $        211,897



                      AMERICAN INCOME 6 LIMITED PARTNERSHIP

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 9.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1995



        For the year ended December 31, 1995, the Partnership reimbursed the General Partner and its Affiliates for the following costs:



         Operating expenses                                       $       58,180